[LETTERHEAD OF MILLER, CANFIELD, PADDOCK AND STONE]





                                                             September 16, 1988


Bear, Stearns & Co., Inc.
245 Park Avenue
New York, New York 10167

        Re:    Bear, Stearns & Co., Inc.
               Municipal Securities Trust,
               Multi-State Series 31 (Michigan Trust)

Gentlemen:

        We have acted as special Michigan counsel to you as sponsors of the Multi-State Series (Michigan Trust) of the Municipal Securities Trust referred to above (the "Michigan Trust"). You have asked that we, acting in such capacity, review the opinion rendered to you with respect to certain matters relating to the issuance of the units of fractional undivided interest in the Michigan Trust (the "Units"), ownership of which is evidenced by registered certificates (the "Certificates"), pursuant to a Registration Statement on Form S-6 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Registration Statement").

        You have requested our opinion as to the applicability to the Michigan Trust and the holders of Certificates (the "Certificateholders"), each of which Certificates represents the ownership of a specified fractional undivided interest in the assets of the Michigan Trust, of the Michigan Income Tax Act (M.C.L.A. ss.ss.206.1 et seq.; M.S.A. ss.ss.7.557 (101) et seq.) (the "Michigan Income Tax"), the City Income Tax Act (M.C.L.A. ss.ss.141.501 et seq.; M.S.A. ss.ss.5.3194 (1) et seq.), which incorporates the "Uniform City Income Tax Ordinance," the First Class School District excise tax upon income, (M.C.L.A. ss.380.451; M.S.A. ss.15.4451) (collectively, the "income tax laws"), the Michigan Single Business Tax Act (M.C.L.A. ss.ss.208.1 et seq.; M.S.A. ss.ss.7.558 (1) et seq.) (the "Single Business Tax") and the Michigan Tax on Ownership of Intangible Personal Property (M.C.L.A. ss.ss.205.131 et seq.; M.S.A. ss.ss.7.556 (1) et seq.) (the "intangibles tax").

        The Michigan Trust, its formation, its proposed method of operation, the rights of Certificateholders, and the portfolio of investments of the Michigan Trust are described and set forth in the Prospectus filed with the Securities and Exchange Commission

C/M  11939.0001 407404.1

Bear, Stearns & Co., Inc.                   -2-             September 16, 1988


in the Registration Statement. In giving our opinion set forth hereunder, we have relied upon the facts contained in such Registration Statement, including the fact that, at the respective dates of issuance of the underlying Bonds, opinions of bond counsel to the respective Michigan authorities issuing such Bonds were given with respect to the validity of the Bonds and the exemption of the same, and of the interest thereon, from Michigan taxation. Terms used in this Opinion shall have the same meaning as when used in the Registration Statement, unless otherwise defined.

        Based on the above, it is our opinion that:

        The Michigan Trust and the Certificateholders will, in our opinion, be treated for purposes of the Michigan income tax laws and the Single Business Tax in substantially the same manner as they are for purposes of Federal income taxes. Accordingly, we have relied upon the opinion of Battle Fowler as to the applicability of Federal income tax under the Internal Revenue Code of 1986, as amended, to the Michigan Trust and the Certificateholders.

        Under the income tax laws of the State of Michigan, the Michigan Trust is not an association taxable as a corporation; the income of the Michigan Trust will be treated as the income of the Certificateholders of the Michigan Trust and be deemed to have been received by them when received by the Michigan Trust. Interest on the Bonds in the Michigan Trust which is exempt from tax under the Michigan income tax laws when received by the Michigan Trust will retain its status as tax exempt interest to the Certificateholders of the Michigan Trust.

        For purposes of the Michigan income tax laws, each Certificateholder of the Michigan Trust will be considered to have received his pro rata share of interest on each Bond in the Michigan Trust when it is received by the Michigan Trust, and each Certificateholder will have a taxable event when the Michigan Trust disposes of a Bond (whether by sale, exchange, redemption or payment at maturity) or when the Certificateholder redeems or sells his Certificate, to the extent the transaction constitutes a taxable event for Federal income tax purposes. The tax cost of each Unit to a Certificateholder will be established and allocated for purposes of the Michigan income tax laws in the same manner as such cost is established and allocated for Federal income tax purposes.

        Under the Michigan intangibles tax, the Michigan Trust is not taxable and the pro rata ownership of the underlying Bonds, as well as the interest thereon, will be exempt to the

C/M  11939.0001 407404.1

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Bear, Stearns & Co., Inc.                   -3-             September 16, 1988


Certificateholders to the extent the Michigan Trust consists of obligations of the State of Michigan or its political subdivisions or municipalities.

        The Michigan Single Business Tax replaced the tax on corporate and financial institution income under the Michigan Income Tax, and the intangible tax with respect to those intangibles of persons subject to the Single Business Tax the income from which would be considered in computing the Single Business Tax. Persons are subject to the Single Business Tax only if they are engaged in "business activity", as defined in the Act. Under the Single Business Tax, both interest received by the Michigan Trust on the underlying Bonds and any amount distributed from the Michigan Trust to a Certificateholder, if not included in determining taxable income for Federal income tax purposes, is also not included in the adjusted tax base upon which the Single Business Tax is computed, of either the Michigan Trust or the Certificateholders. If the Michigan Trust or the Certificateholders have a taxable event for Federal income tax purposes when the Michigan Trust disposes of a Bond (whether by sale, exchange, redemption or payment at maturity) or the Certificateholder redeems or sells his Certificate, an amount equal to any gain realized from such taxable event which was included in the computation of taxable income for Federal income tax purposes (plus an amount equal to any capital gain of an individual realized in connection with such event but excluded in computing that individual's Federal taxable income) will be included in the tax base against which, after allocation, apportionment and other adjustments, the Single Business Tax is computed. The tax base will be reduced by an amount equal to any capital loss realized from such a taxable event, whether or not the capital loss was deducted in computing Federal taxable income in the year the loss occurred. Certificateholders should consult their tax advisor as to their "business activity" status under Michigan law.

        Berger & Steingut of 600 Madison Avenue, New York, New York 10022, are entitled to rely on this opinion as though it were addressed to them.

        We also advise you that, as the Tax Reform Act of 1986 eliminates the capital gain deduction for tax years beginning after December 31, 1986, the federal adjusted gross income, the computation base for the Michigan Income Tax, of a Certificateholder will be increased accordingly to the extent such capital gains are realized when the Michigan Trust disposes of a Bond or when the Certificateholder redeems or sells a Unit, to the extent such transaction constitutes a taxable event for Federal income tax purposes.

C/M  11939.0001 407404.1

Bear, Stearns & Co., Inc.                   -4-             September 16, 1988


        We hereby consent to the reference to Miller, Canfield, Paddock and Stone under the heading "Tax Status" in the Prospectus relating to the Michigan Trust which is part of the Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and to the filing of this opinion as an exhibit to said registration statement.

                               Very truly yours,

                                    Miller, Canfield, Paddock and Stone

                                    /s/Miller, Canfield, Paddock and Stone




06785-0001
BGVD0207/cj



C/M  11939.0001 407404.1